Exhibit 23.3

The Board of Trustees and Shareholders
First Potomac Realty Trust:

We consent to the use of our report dated February 13, 2004, except as to note 12, which is as of June 4, 2004, with respect to the consolidated and combined balance sheets of First Potomac Realty Trust (and its predecessor, First Potomac Predecessor) as of December 31, 2003 and 2002 and the related consolidated and combined statements of operations, shareholders’ equity and partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2003, and the related schedule of real estate and accumulated depreciation and our reports dated June 20, 2003 on the statements of revenues and certain expenses for the year ended December 31, 2001 of Greenbrier Technology Center II, Norfolk Business Center, Rumsey Center, and Snowden Center and our reports dated August 26, 2003 on the statements of revenues and certain expenses for the year ended December 31, 2002 of Interstate Plaza and Virginia Center and our report dated February 14, 2004 on the statement of revenues and certain expenses for the year ended December 31, 2002 of Alexandria Corporate Park and our reports dated April 27, 2004 on the statements of revenues and certain expenses for the year ended December 31, 2003 of Herndon Corporate Center, Aquia Commerce Center I & II and the Suburban Maryland Portfolio included herein and to the reference to our firm under the heading “Experts” and “Selected Financial Data” in the prospectus.

/s/ KPMG LLP

McLean, Virginia
June 16, 2004